UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 30, 2009
SeraCare Life Sciences, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or other Jurisdiction of Incorporation)	1-34105 (Commission File Number)	33-0056054 (IRS Employer Identification Number)

37 Birch Street, Milford, Massachusetts (Address of Principal Executive Offices)	01757 (Zip Code)
(Registrant’s telephone number, including area code): (508) 244-6400
Not applicable

(Former Name or Former Address, If Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Compensatory Arrangement of Certain Officers.
On March 30, 2009, SeraCare Life Sciences, Inc. (the “Company”) changed its compensatory arrangements with its management team, including Susan L.N. Vogt, Gregory A. Gould, Ronald R. Dilling, Kathryn E. Shea and William J. Smutny. The Company reduced cash salaries of its executives by 5% (or 20% in the case of Ms. Vogt and 15% for Mr. Gould) and provided for executives to be partially compensated in Company stock during the period from April 1, 2009 through March 31, 2010. If the executive is terminated during this period, the Executive will be paid his or her prorated amount of stock (or the cash value of such stock, in the Company’s discretion), based on the value of the stock the executive would otherwise have received on the next grant date. The Company also ended the accrual of vacation and other leave pay by executives effective April 1, 2009 and each of the executives also agreed voluntarily to relinquish accrued vacation and other leave pay in exchange for receiving an adjusted salary described above (rather than the lower salary that would otherwise have been paid) and shares of the Company’s common stock as described above. The Company also amended its annual bonus targets for its executives under the Company’s Management Incentive Plan to provide that no bonuses will be paid unless the Company achieves the operating income target as set by the Compensation Committee for fiscal 2009.
The Board also reduced the directors' quarterly fees payable in cash by 20% starting with the April 1, 2009 payment for the remainder of the fiscal 2009 year. The directors will receive the reduced cash amount as well as its other stock compensation in the Company's common stock, with such shares valued at the greater of $1 or the closing price on the first business day of each quarter.
Amendment of Employment Agreements.
As part of the amendment of its compensatory arrangements with its management team described above, on March 30, 2009, the Company amended its employment agreements with (i) Susan L.N. Vogt, dated July 14, 2006 and amended and restated December 22, 2008, pursuant to which Ms. Vogt will continue to serve as the Company’s President and Chief Executive Officer, (ii) Gregory A. Gould, dated August 16, 2006 and amended and restated December 22, 2008, pursuant to which Mr. Gould will continue to serve as the Company’s Chief Financial Officer, Treasurer and Secretary, and (iii) Ronald R. Dilling, dated February 1, 2008 and amended December 31, 2008, pursuant to which Mr. Dilling will continue to serve as the Company’s Vice President, Manufacturing Operations (the “Employment Agreements”). The following summary of the amendments to the Employment Agreements is qualified in its entirety by reference to the text of the amendments of the Employment Agreements, copies of which are furnished as Exhibits 10.1, 10.2 and 10.3 to this Current Report on Form 8-K and incorporated herein by reference.
The Company amended the Employment Agreements to provide for a reduced annual cash salary (reduced by 20% for Ms. Vogt, 15% for Mr. Gould and 5% for Mr. Dilling) during the period from April 1, 2009 through March 31, 2010. The Company will pay Ms. Vogt, Mr. Gould and Mr. Dilling (each an “Executive”) stock compensation (or cash at the Company’s discretion) to be paid quarterly in arrears on the first business day of each quarter starting July 1, 2009 and ending on April 1, 2010 based on the amount of the reduction in cash compensation and an assumed $1 stock value (or if greater than $1, the closing price on such stock grant date). These stock grants will be pursuant to the 2009 Equity Incentive Plan. If the Executive is terminated, (i) all severance pay is to be paid in cash and (ii) the severance pay amount is based on the Executive’s current base salary before the reduction. If the Executive is terminated during the period April 1, 2009 through March 31, 2010, the Executive will be paid his or her prorated amount of stock (or the cash value of such stock, in the Company’s discretion), based on the amount the Executive would otherwise have received on the next grant date. Each Executive also agreed voluntarily to relinquish his or her accrued vacation and other leave pay as of April 1, 2009, and agreed that there will be no further accrual of vacation or other leave pay effective April 1, 2009. The Company also previously amended Mr. Dilling’s agreement on December 31, 2008 to ensure compliance with Section 409A of the United States Internal Revenue Code of 1986.
Item 9.01 Financial Statements and Exhibits.
(D) Exhibits. The following exhibits are filed as part of this report:
10.1	Amendment dated March 30, 2009 to the Employment Agreement dated July 14, 2006 and amended and restated on December 22, 2008, between SeraCare Life Sciences, Inc. and Susan L.N. Vogt

10.2	Amendment dated March 30, 2009 to the Employment Agreement dated August 16, 2006 and amended and restated on December 22, 2008, between SeraCare Life Sciences, Inc. and Gregory A. Gould

10.3	Amendment dated December 31, 2008 to the Employment Agreement dated February 1, 2008, between SeraCare Life Sciences, Inc. and Ronald R. Dilling

10.4	Amendment dated March 30, 2009 to the Employment Agreement dated February 1, 2008 and amended December 31, 2008, between SeraCare Life Sciences, Inc. and Ronald R. Dilling

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: April 2, 2009

SERACARE LIFE SCIENCES, INC.
By:	/s/ Gregory A. Gould
	Name:	Gregory A. Gould
	Title:	Chief Financial Officer, Secretary and Treasurer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Amendment dated March 30, 2009 to the Employment Agreement dated July 14, 2006 and amended and restated on December 22, 2008, between SeraCare Life Sciences, Inc. and Susan L.N. Vogt

10.2	Amendment dated March 30, 2009 to the Employment Agreement dated August 16, 2006 and amended and restated on December 22, 2008, between SeraCare Life Sciences, Inc. and Gregory A. Gould

10.3	Amendment dated December 31, 2008 to the Employment Agreement dated February 1, 2008, between SeraCare Life Sciences, Inc. and Ronald R. Dilling

10.4	Amendment dated March 30, 2009 to the Employment Agreement dated February 1, 2008 and amended December 31, 2008, between SeraCare Life Sciences, Inc. and Ronald R. Dilling